UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   August 10, 2007

Commission File No. 000-16929

DOR BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

DELAWARE		41-1505029
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

1101 Brickell Ave., Suite 701 S Miami, FL		33131
(Address of principal executive offices)		(Zip Code)
(786) 425-3848
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2007, the Compensation Committee of the Company approved the grant of stock options to purchase a total of 2,775,000 shares of the Company’s common stock to certain employees, officers and the Chairman of the Board of Directors. These awards are made in accordance with the 2005 Equity Incentive Plan. The grant date of the stock options was August 10, 2007. The stock options were granted at an exercise price of $0.47 per share, which is a 68% premium to the Company’s common stock price of $0.28 on August 10, 2007. The Compensation Committee and senior officers of DOR chose the $0.47 strike price because it is equivalent to the Company’s share price in its last round of financing. The stock options, which are for a term of 10 years from the date of grant and subject to earlier termination upon the occurrence of certain events related to termination of employment, vest at the rate of 25% immediately and 25% per year for 3 years. These stock option awards are granted as part of an annual award to tenured employees. In the case of James Kuo, they were granted in recognition of his assuming the position of Chairman of the Board.  The stock option awards are granted as follows:

Name	Title	Stock Option Award
James S. Kuo	Chairman of the Board of Directors	350,000
Christopher J. Schaber	President and Chief Executive Officer	900,000
Evan Myrianthopoulos	Chief Financial Officer	550,000
James Clavijo	Controller, Treasurer and Secretary	300,000
Other Employees		675,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOR BIOPHARMA, INC.

      By:       /s/ Christopher J. Schaber
  Name: Christopher J. Schaber
  Title:  Chief Executive Officer

Date: August 10, 2007